Exhibit 99.1
DemandTec Appoints Ron Baker to Board of Directors
Industry Veteran Brings Significant Experience in the Consumer Products Industry to the Board
San Carlos, CA — December 20, 2007 —DemandTec, Inc. (NASDAQ: DMAN), a leading provider of on-demand optimization solutions for retailers and consumer products companies, today announced that Ron Baker, a consumer products industry consultant and retired Nestlé executive, has been appointed to the company’s Board of Directors and to its Audit Committee.
“Ron brings to our board a wealth of knowledge and experience from a very successful career in the consumer products industry,” said Dan Fishback, President & CEO. “His insights into the needs and challenges industry leaders are facing will help us continue to define and deploy innovative solutions for the industries we serve, and I am delighted to be working with him,” said Fishback.
Baker retired in 2002 as Senior Vice President of Logistics of Nestlé USA with responsibility for purchasing, supply chain, distribution & customer service and information technology, and was a member of Nestlé USA’s executive leadership team. He began his Nestlé career 22 years earlier as Vice President of Management Information Services for the Stouffer Corporation, and subsequently added financial responsibilities and was part of the acquisition team for Carnation, Hills Bros. and MJB. He served as Vice President of Finance and Executive Vice President of Finance and Administration at Nestlé Foods, and ran the MJB Rice Company and FIDCO, Nestlé’s food ingredient business in the USA. Baker also worked for Nestlé in the UK as Information Technology Director and CFO in the 1990s.
“The consumer products and retail industries are experiencing a significant transformation, increasingly focusing every area of the business on satisfying the needs of the consumer,” said Baker. “DemandTec is well positioned to help lead this trend and I am very excited by the opportunity to contribute to the company’s success.”
Baker holds a B.S. degree in Economics from Marquette University, and started his career as a computer programmer for the Apollo Mission.
About DemandTec
DemandTec’s suite of on-demand applications empowers retailers and consumer products companies to optimize strategic decisions and collaborate in order to achieve their revenue, profitability and sales volume objectives. DemandTec (NASDAQ: DMAN) customers include leading retailers such as Advance Auto Parts, Best Buy, Circle K Stores, Delhaize America, Giant-Carlisle, H-E-B Grocery Co., Monoprix and Safeway, as well as more than 100 consumer products companies. DemandTec has managed more than one million trade promotion deals between retailers and their manufacturer partners. For more information, please visit www.demandtec.com.
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statements in this press release are based on information available to DemandTec as of the date hereof, and DemandTec assumes no obligation to update these forward-looking statements.
Media Contact:
Cassandra Moren
DemandTec, Inc.
+1 (650) 226-4690
cassandra.moren@demandtec.com
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